Exhibit 99.1

FOR IMMEDIATE RELEASE

eDiets.com® Reports Q3 Results

Company benefits from new eDiets.com|SolutionsSM product, price increases and lower customer acquisition costs

DEERFIELD BEACH, FL October 28, 2004 – eDiets.com, Inc. (NASDAQ: DIET), a leading online diet and healthy living destination, today announced fiscal third quarter results for the period ended September 30, 2004.

Third Quarter Financial Summary

•	Revenue totaled $11.8 million, a quarterly record.

•	Acquisition cost per new member decreased 13% compared to Q2.

•	Net loss was $1.4 million, or $0.07 per share.

•	Cash used in operations was $0.7 million.

“With the addition of our new eDiets.com|SolutionsSM service, selective price increases for our other services, and a more efficient mix of ad spending, we are beginning to see improved operating results,” said David Humble, CEO of eDiets.com. “The combined strengths of higher revenue per new member and lower cost of acquisition should have positive long-term effects on our business.”

Revenue for the third quarter totaled $11.8 million, including $0.3 million from eDiets Europe, Ltd. Revenue increased $0.7 million, or 6%, compared to the $11.1 million reported in the third quarter of last year. On a sequential basis, revenue increased $0.4 million, or 4%, over the $11.4 million reported in the second quarter. Higher revenues reflected the launch of eDiets.com|SolutionsSM as a separately priced service offering, and price increases for the company’s fitness and recipe offerings.

The net loss for the quarter totaled $1.4 million, or $0.07 per share, compared to net income of $0.9 million, or $0.05 per share, in the year-ago period. Compared to last quarter, when the company’s loss totaled $5.5 million, results benefited from higher revenue and lower ad spending.

Total costs and expenses, including advertising, totaled $13.2 million this quarter, versus $10.3 million in the third quarter of last year. The increase was largely due to investments in television advertising which commenced in 2004. The decision to adopt offline media has proven to be beneficial by reducing eDiets’ exposure to the tight online advertising market. The company continues to explore other channels of member acquisition.

Cash used in operations was $0.7 million in the third quarter, compared to $3.0 million in the second quarter. Cash flow from operations is the company’s primary metric of profitability since it matches the timing of revenue receipts and expense payments more closely than does net income under Generally Accepted Accounting Principles (GAAP).

Operating Highlights

•	eDiets added the Trim Kids™ diet plan, the first scientifically supported and clinically proven weight management plan for overweight children ages 5 to 17.

•	Despite protracted power losses, the company incurred no disruption from Hurricane Frances or Hurricane Jeanne; customer service and support functions continued to operate from back-up facilities located in Atlanta.

•	During July, the company completed the acquisition of the minority interest in eDiets Europe, and now consolidates this subsidiary.

•	In July, Tesco.com acquired exclusive rights to use eDiets’ personalized diet technology in the United Kingdom and Ireland.

Outlook

Fourth quarter revenues are expected to increase approximately 10% compared to the fourth quarter of 2003. Based on current revenue expectations for the fourth quarter, eDiets expects that full year revenue growth for 2004 will be approximately 20%.

The company expects to demonstrate continued improvement in fourth quarter operating results. However, the company no longer expects fourth quarter net income or cash flow to offset losses reported in the third quarter.

Conference Call Information

The company will host a conference call for investors beginning at 10:30 a.m. Eastern Time today. Participants may access the call by dialing 888-282-0172, passcode ‘eDiets.’ International participants may access the call by dialing 773-756-4712, passcode ‘eDiets.’ Alternatively, participants may access the webcast via the company’s Web site at www.eDiets.com/investors.

An audio replay will be available through Friday, November 12, 2004. To access the replay, please dial 402-530-7954, and enter conference ID # 334387. The webcast will also remain accessible via the company’s Web site at www.eDiets.com/investors.

About eDiets.com

eDiets.com is a premier one-stop online diet and healthy living destination offering professional advice, information, products and services to consumers seeking to improve their nutrition and fitness, live healthier, and live longer. Through September 30, 2004, over 1.8 million consumers worldwide have become eDiets.com members since 1997. Throughout 2004, Nielsen//NetRatings ranked eDiets.com as the #1 Most Trafficked Health, Fitness & Nutrition Site, Forbes named eDiets.com “Best of the Web” in the diet and nutrition category and PC Magazine selected eDiets.com for its “Editors’ Choice” award.

eDiets.com offers 20 personalized online programs including the Atkins Nutritional Approach™, The Zone Perfect Nutrition Plan, The Slim-Fast® Plan, Trim Kids the eDiets.com Alternative to Jenny Craig, and more than a dozen specialized Healthy Living programs for those with special needs, including the “Living With Type 2 Diabetes” plan offered in partnership with Bristol Myers Squibb’s ChoiceDM™ brand. The revolutionary eDiets.com|SolutionsSM program gives all dieters, regardless of their chosen program with eDiets.com or otherwise, support to help them succeed with exclusive access to its wide range of award-winning expert and peer-based online support services, including Online/Anytime Meetings SM that provide on-demand expert guidance and inspiration in a streaming video format.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets.com is a public company (NASDAQ: DIET) headquartered in Deerfield Beach, FL. that operates Web sites at www.eDiets.com and www.eFitness.com, and publishes and distributes one of the Internet’s leading electronic newsletters with an opt-in circulation base of over 13 million subscribers. eDiets.com also owns eDiets Europe Ltd. (“eDiets Europe”) which operates www.eDietsUK.com in Ireland and the United Kingdom, www.eDiets.de in Germany, and www.eDiets.com.es in Spain. eDiets Europe has also entered into an exclusive licensing agreement with Tesco.com, the world’s largest online grocer and a wholly owned subsidiary of Tesco plc (LSE: TSCO), to use eDiets.com’s personalized diet technology in the United Kingdom and Republic of Ireland.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient outside financing, when and if required, on acceptable terms, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets targeted by the Company, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

CORPORATE CONTACTS:	MEDIA CONTACT:

Alison Tanner, CFA	Eric Goldman
Chief Strategist	Vice President, Neale-May & Partners
954-360-9022	212-213-5400x202
alison@eDiets.com	egoldman@nealemay.com

Frank Milano
Director, Investor Relations
800-499-0971
frank@eDiets.com

###

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept 30, 2004	June 30, 2004	Sept 30, 2003	Sept 30, 2004	Sept 30, 2003
INCOME STATEMENT DATA:
Revenues:
Membership	$10,316	$9,666	$9,621	$29,434	$23,262
Other revenue	1,494	1,719	1,499	4,837	4,238

Total revenues	11,810	11,385	11,120	34,271	27,500

Cost and expenses:
Cost of revenue	1,513	1,595	1,295	4,602	3,229
Product development	614	518	361	1,618	1,065
Sales and marketing	9,304	12,896	7,123	32,367	21,610
General and administrative	1,555	1,691	1,256	4,935	3,509
Depreciation and amortization	223	181	310	640	981
Impairment of intangible assets	—	—	—	54	183

Total costs and expenses	13,209	16,881	10,345	44,216	30,577

(Loss) income from operations	(1,399)	(5,496)	775	(9,945)	(3,077)

Other income, net	33	27	26	71	13

Income tax benefit	3	—	118	29	240

Net (loss) income	$(1,363)	$(5,469)	$919	$(9,845)	$(2,824)

Net (loss) income per common share:
Basic	$(0.07)	$(0.27)	$0.05	$(0.50)	$(0.17)

Diluted	$(0.07)	$(0.27)	$0.05	$(0.50)	$(0.17)

Weighted average common and common equivalent shares outstanding:
Basic	20,633	20,104	16,723	19,717	16,173

Diluted	20,633	20,104	18,865	19,717	16,173

Results for the third quarter of 2004 reflect the company’s consolidation of eDiets Europe Ltd., following the acquisition of the remaining 40% minority interest on July 15, 2004. Prior period results exclude the consolidation effects related to this acquisition.

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands)

	Sept 30, 2004	June 30, 2004	Dec 31, 2003
BALANCE SHEET DATA:
Cash and cash equivalents (including restricted cash)	$12,012	$9,274	$6,265
Total assets	22,852	17,702	14,143
Deferred revenue	5,957	4,679	3,945
Long-term debt (excluding capital leases)	—	—	—
Stockholders’ equity	4,570	4,727	5,950

Results for the third quarter of 2004 reflect the company’s consolidation of eDiets Europe Ltd., following the acquisition of the remaining 40% minority interest on July 15, 2004. Prior period results exclude the consolidation effects related to this acquisition.